News Release
Contact: Samantha Dugan - Investor Relations - 641-585-6160 - sdugan@wgo.net
Media Contact: Sam Jefson - Public Relations Specialist - 641-585-6803 - sjefson@wgo.net

WINNEBAGO INDUSTRIES ANNOUNCES FIRST QUARTER FISCAL 2016 RESULTS
-- Gross Margin Improved 90 Basis Points Year-over-Year --
-- Board of Directors Approved Quarterly Cash Dividend of $0.10 Per Share --

FOREST CITY, IOWA, December 17, 2015 - Winnebago Industries, Inc. (NYSE:WGO), a leading United States recreation vehicle manufacturer, today reported financial results for the Company's first quarter of Fiscal 2016.

First Quarter Fiscal 2016 Results
Revenues for the Fiscal 2016 first quarter ended November 28, 2015, were $214.2 million, a decrease of 4.5%, versus $224.4 million for the Fiscal 2015 period. Operating income was $12.8 million for the current quarter compared to $14.4 million in the first quarter of last year. Fiscal 2016 first quarter net income was $8.6 million, or $0.32 per diluted share, versus $9.9 million, or $0.37 per diluted share, in the same period last year.

First quarter gross margin increased 90 basis points year-over-year due in part to improved motorized product mix, a greater contribution from towables, lower workers’ compensation expense and the realization of cost-saving benefits related to the Company’s strategic sourcing initiative. The improvement was partly offset by continued labor-related manufacturing inefficiencies and unfavorable trends in warranty expense.

Compared to Fiscal 2015, operating expenses increased in the Fiscal 2016 first quarter due mainly to $1.4 million incremental general and administrative expenses associated with the Company’s ERP implementation.

First quarter Fiscal 2016 consolidated revenues decreased due primarily to lower motorized unit shipments of 5.4%, driven by reduced throughput due to manufacturing inefficiencies and a heightened focus on quality. However, towable revenues grew 24.1%, due to higher towables unit volume of 49.5%, partly offset by lower average selling price (ASP) of 17.5%.

Year over year, motorhome retail registrations increased 3% in the Fiscal 2016 first quarter and 12% on a rolling 12-month basis, while towable retail registrations increased 10% in the Fiscal 2016 first quarter and 12% on a rolling 12-month basis, based on internally reported retail information.

Quarterly Cash Dividend
On December 16, 2015, the Company’s board of directors approved a quarterly cash dividend of $0.10 per share payable on January 27, 2016, to common stockholders of record at the close of business on January 13, 2016.

Management Comments
Chief Financial Officer Sarah Nielsen commented, “First quarter gross margin was our highest since the fourth quarter of Fiscal 2013. This increase is largely due to continued double-digit revenue growth and significantly higher margin within towables, along with improved motorized product mix. To improve labor capacity within our motorized group, we sold our bus division assets and are in the process of ceasing aluminum extrusion operations."

Nielsen concluded, "Our bookings were strong leading into the Louisville RVIA show, where we showcased new products and unveiled new floor plans. Further, we were very encouraged by the demand we received from our dealer partners at the event. During the show, we also announced our expansion to the West Coast for production of select, higher-end class A diesel products, which will ultimately improve our capacity in Forest City, Iowa for the production of class A gas and class C motorhomes."

Conference Call
Winnebago Industries, Inc. will conduct a conference call to discuss first quarter Fiscal 2016 results at 9:00 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc., "The Most Recognized Name in Motor Homes®," is a leading U.S. manufacturer of recreation vehicles, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motor homes, travel trailers and fifth wheel products. Winnebago Industries has received the Quality Circle Award from the Recreation Vehicle Dealers Association every year since 1996. The Company's common stock is listed on the New York and Chicago Stock Exchanges and traded under the symbol WGO. Options for the Company's common stock are traded on the Chicago Board Options Exchange. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. A number of factors could cause actual results to differ materially from these statements, including, but not limited to increases in interest rates, availability of credit, low consumer confidence, availability of labor, significant increase in repurchase obligations, inadequate liquidity or capital resources, availability and price of fuel, a slowdown in the economy, increased material and component costs, availability of chassis and other key component parts, sales order cancellations, slower than anticipated sales of new or existing products, new product introductions by competitors, the effect of global tensions, integration of operations relating to mergers and acquisitions activities, any unexpected expenses related to ERP and strategic sourcing projects and other factors. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any changes in the Company's expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.
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Winnebago Industries, Inc.
Unaudited Consolidated Statements of Income
(In thousands, except percent and per share data)

	Quarter Ended
	November 28, 2015		November 29, 2014
Net revenues	$214,223	100.0%	$224,403	100.0%
Cost of goods sold	188,974	88.2%	200,017	89.1%
Gross profit	25,249	11.8%	24,386	10.9%
Operating expenses:
Selling	5,015	2.3%	4,707	2.1%
General and administrative	7,475	3.5%	5,237	2.3%
Total operating expenses	12,490	5.8%	9,944	4.4%
Operating income	12,759	6.0%	14,442	6.4%
Non-operating income	135	0.1%	7	—%
Income before income taxes	12,894	6.0%	14,449	6.4%
Provision for taxes	4,336	2.0%	4,554	2.0%
Net income	$8,558	4.0%	$9,895	4.4%
Income per common share:
Basic	$0.32		$0.37
Diluted	$0.32		$0.37
Weighted average common shares outstanding:
Basic	26,976		26,969
Diluted	27,067		27,078

Percentages may not add due to rounding differences.

Winnebago Industries, Inc.
Unaudited Consolidated Balance Sheets
(In thousands)

	Nov 28, 2015	Aug 29, 2015
ASSETS
Current assets:
Cash and cash equivalents	$55,721	$70,239
Receivables, net	59,312	66,936
Inventories	136,364	112,165
Prepaid expenses and other assets	7,083	6,882
Deferred income taxes	—	9,995
Total current assets	258,480	266,217
Total property and equipment, net	39,094	37,250
Investment in life insurance	26,187	26,172
Deferred income taxes	20,400	21,994
Other assets	10,171	10,541
Total assets	$354,332	$362,174

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$34,949	$33,158
Income taxes payable	3,159	2,314
Accrued expenses	42,134	46,138
Total current liabilities	80,242	81,610
Non-current liabilities:
Unrecognized tax benefits	2,410	2,511
Postretirement health care and deferred compensation benefits, net of current portion	27,869	57,090
Total non-current liabilities	30,279	59,601
Stockholders' equity	243,811	220,963
Total liabilities and stockholders' equity	$354,332	$362,174

Winnebago Industries, Inc.
Unaudited Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended
	Nov 28, 2015	Nov 29, 2014
Operating activities:
Net income	$8,558	$9,895
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,370	1,061
LIFO (income) expense	(90)	380
Stock-based compensation	623	901
Deferred income taxes	382	(447)
Postretirement benefit income and deferred compensation expenses	(777)	(154)
Provision for doubtful accounts	13	(4)
Gain on disposal of property	(5)	(17)
Gain on life insurance	(118)	—
Increase in cash surrender value of life insurance policies	(185)	(187)
Change in assets and liabilities:
Inventories	(24,109)	(38,285)
Receivables, prepaid and other assets	7,366	6,841
Investment in operating leases, net of repurchase obligations	—	154
Income taxes and unrecognized tax benefits	1,254	1,794
Accounts payable and accrued expenses	(1,375)	(632)
Postretirement and deferred compensation benefits	(970)	(922)
Net cash used in operating activities	(8,063)	(19,622)

Investing activities:
Purchases of property, plant and equipment	(3,109)	(2,310)
Proceeds from the sale of property	5	17
Proceeds from life insurance	295	—
Other	(220)	293
Net cash used in investing activities	(3,029)	(2,000)

Financing activities:
Payments for purchase of common stock	(705)	(5,950)
Payments of cash dividends	(2,730)	(2,442)
Other	9	13
Net cash used in financing activities	(3,426)	(8,379)

Net decrease in cash and cash equivalents	(14,518)	(30,001)
Cash and cash equivalents at beginning of period	70,239	57,804
Cash and cash equivalents at end of period	$55,721	$27,803

Supplemental cash flow disclosure:
Income taxes paid	$2,675	$3,207

Non-cash transactions:
Capital expenditures in accounts payable	$826	$—

Winnebago Industries, Inc.
Unaudited Deliveries

	Quarter Ended				Change
(In units)	Nov 28, 2015	Product Mix % (1)	Nov 29, 2014	Product Mix % (1)	Units	% Change
Class A gas	565	29.4%	615	30.3%	(50)	(8.1)%
Class A diesel	186	9.7%	312	15.4%	(126)	(40.4)%
Total Class A	751	39.1%	927	45.6%	(176)	(19.0)%
Class B	239	12.4%	188	9.3%	51	27.1%
Class C	931	48.5%	916	45.1%	15	1.6%
Total motorhomes	1,921	100.0%	2,031	100.0%	(110)	(5.4)%

Travel trailer	724	88.7%	461	84.4%	263	57.0%
Fifth wheel	92	11.3%	85	15.6%	7	8.2%
Total Towables	816	100.0%	546	100.0%	270	49.5%
(1) Percentages may not add due to rounding differences.

Unaudited Backlog

	As Of				Change
	November 28, 2015		November 29, 2014			%
	Units	% (1)	Units	% (1)	Units	Change
Class A gas	315	13.1%	429	20.2%	(114)	(26.6)%
Class A diesel	189	7.8%	303	14.3%	(114)	(37.6)%
Total Class A	504	20.9%	732	34.5%	(228)	(31.1)%
Class B	450	18.7%	340	16.0%	110	32.4%
Class C	1,458	60.4%	1,050	49.5%	408	38.9%
Total motorhome backlog(2)	2,412	100.0%	2,122	100.0%	290	13.7%

Travel trailer	238	76.3%	94	61.0%	144	153.2%
Fifth wheel	74	23.7%	60	39.0%	14	23.3%
Total towable backlog (2)	312	100.0%	154	100.0%	158	102.6%

Total approximate backlog revenue dollars (in 000's):
Motorhomes	$222,055		$201,373		$20,682	10.3%
Towables	7,249		4,837		2,412	49.9%

(1)	Percentages may not add due to rounding differences.

(2)
Our backlog includes all accepted orders from dealers to be shipped within the next six months. Orders in backlog can be canceled or postponed at the option of the purchaser at any time without penalty and, therefore, backlog may not necessarily be an accurate measure of future sales.

Unaudited Dealer Inventory

	Units As Of
	Nov 28, 2015	Nov 29, 2014	Change
Motorhomes	4,115	4,192	(77)	(1.8)%
Towables	1,838	1,682	156	9.3%